Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement dated as of November 13, 2008 (the “Agreement”) by and between Rockwood Specialties, Inc., a Delaware Corporation (the “Company”) and Thomas J. Riordan (the “Executive” ) is hereby executed as of October 28, 2010.

1.               Section 4 of the Agreement is amended, effective as of calendar year 2010, by substituting “110%” for “100%” in the first sentence thereof.

2.               Section 6.3 of the Agreement is amended, effective January 1, 2010, to read as follows:

“6.3         Company Car.  During the employment term, the Executive will be provided with use of a Company automobile or an automobile allowance equivalent to the lease payment of an automobile commensurate with the Executive’s position, including reimbursement on a monthly basis for expenses associated with operating the automobile including gas, insurance and maintenance.  The reimbursements called for by this Section 6.3 (as well as by Sections 7.4, 7.5 and 7.6) shall be paid in accordance with the Company’s reimbursement policy for senior executives (but in no event later than the last day of the calendar year next following the calendar year in which the Executive pays the respective expenses).  Payment or reimbursement of such amounts with respect to any calendar year shall not affect the amount eligible for payment or reimbursement in any other calendar year, and such payments and reimbursements may not be exchanged for cash or another benefit.”

3.               Clause (iv) of each of Sections 7.4, 7.5 and 7.6 is amended to read as follows:

“(iv) provide continued use of Executive’s Company automobile or a continued automobile allowance for a period of twelve (12) months (as provided in Section 6.3); and”

4.               Except as set forth above, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.

By:	/s/ Sheldon R. Erikson
Name: Sheldon R. Erikson
Title: Chairman, Compensation Committee

/s/ Thomas J. Riordan
Thomas J. Riordan